UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 17, 2007

Date of Report (date of earliest event reported)

XTENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33282	41-2047573
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

125 Constitution Drive
Menlo Park, California 94025-1118
(Address of principal executive offices)

(650) 475-9400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 17, 2007, XTENT, Inc. (“XTENT”) and Bailer Research, Inc. (“Bailer”) entered into a Contract Research Organization Agreement (the “Agreement”) pursuant to which Bailer agrees to provide certain monitoring and monitoring management services with respect to XTENT’s planned Custom IV clinical trial for its Custom NX drug eluting stent systems.

XTENT estimates that it will pay a total of $11 to $13 million to Bailer over a period of approximately 79 months under the terms of the Agreement.  Payments will be made in installments as certain trial related milestones are reached commencing when XTENT obtains an Investigational Device Exemption from the Food and Drug Administration permitting it to initiate the Custom IV trial.

XTENT may terminate the Agreement at anytime upon thirty day’s notice, and Bailer may terminate the Agreement upon thirty day’s notice if it is prevented from completing the trial due to reasons beyond its control.  Under the terms of the Agreement, XTENT will indemnify Bailer from and against any claims arising from certain adverse effects experienced by patients enrolled in the Custom IV trial, if the adverse effects are caused by the administration of XTENT's device in accordance with the trial protocol.  In addition, Bailer agrees to indemnify XTENT from and against any claims arising from Bailer’s negligence or willful misconduct in performing services under the Agreement, or breach of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTENT, INC.
Date: October 23, 2007	By:	/s/ Jeffry J. Grainger
Jeffry J. Grainger
Vice President of Corporate Affairs and General Counsel